EXHIBIT 21.1
SUBSIDIARIES OF SILVERGRAPH INTERNATIONAL, INC.
     The table below sets forth all subsidiaries of Silvergraph International, Inc. and the state or other jurisdiction of incorporation of each subsidiary.

Subsidiary	State of Incorporation

New Era Studios, Inc.(1)	Nevada

(1)	Wholly-owned subsidiary of Silvergraph International, Inc.